Exhibit 99.1

News Release

CHIQUITA BRANDS INTERNATIONAL REPORTS
FIRST QUARTER 2003 NET INCOME OF $25 MILLION, $0.62 PER SHARE

     CINCINNATI – May 1, 2003 – Chiquita Brands International, Inc. (NYSE: CQB) today reported first quarter net income of $25 million, or $0.62 per share on 40 million new shares, for the three months ended March 31, 2003. In the year-ago quarter, the company reported a net loss of $398 million, or $5.08 per share on 78 million old shares outstanding prior to the company’s financial restructuring in March 2002. The year-ago results included charges of $431 million related to the financial restructuring and the effect of a new accounting standard for goodwill.1

     In the first quarter of 2003, the company changed its method of accounting for certain production and logistics costs, to record them as they are incurred, instead of deferring a portion to later in the year. In the first quarter of 2002, $18 million of costs were deferred. The change is explained on the next page. The financial highlights below and the tables at the end of the release show 2002 historical numbers, before the accounting change, and 2002 pro forma numbers, adjusted as if the new accounting method had been in place last year.

FINANCIAL HIGHLIGHTS

•	Net sales for the quarter were $471 million, up 6 percent from the first quarter of 2002, as favorable European exchange rates were partially offset by lower local banana prices.

•	Operating income from continuing operations in the first quarter of 2003, which benefited from a $10 million decrease in depreciation, was $38 million, compared to $23 million in pro forma 2002 results adjusted for the change in cost accounting. (Historical first quarter 2002 operating income, not adjusted for the accounting change, was $41 million.)

•	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2003 were $45 million, up 13 percent from pro forma 2002 results adjusted for the cost accounting change. (Historical first quarter 2002 EBITDA, not adjusted for the accounting change, was $58 million.)

[1]	In the 2002 first quarter, the company had $286 million in financial restructuring charges and a $145 million write-down of goodwill for the adoption of SFAS 142.

     “We had a solid first quarter and are on plan,” said Cyrus Freidheim, chairman and chief executive officer. “We are successfully managing through a tough pricing environment. We are ahead of all important goals in the strategic plan we outlined last September. We are divesting non-core assets. Our cost-reduction programs are being achieved, even though they are temporarily being offset in 2003 by industry cost increases in purchased fruit, fuel and paper. Strategically and financially, we are in a much better place than we were a year ago.”

     The company provides EBITDA information to help investors better understand the company’s financial results, particularly in light of the Chapter 11 financial restructuring and its impact on the company’s interest and depreciation expenses. A reconciliation of EBITDA to operating income as determined by generally accepted accounting principles (GAAP) is provided in Exhibit A.

     Operating income for both 2003 and 2002 excludes earnings of the Castellini Group, a U.S. wholesale distribution business sold in December 2002, and Progressive Produce Corp., a California packing and distribution company sold in January 2003, as well as Chiquita Processed Foods (CPF), the company’s vegetable canning business. Chiquita announced in March 2003 that it had signed a definitive agreement to sell CPF to Seneca Foods Corp. Operating results of these companies are included in discontinued operations in the financial statements for all periods.

ACCOUNTING CHANGE

     In the first quarter of 2003, the company changed its method of accounting for certain tropical production and logistics expenses during interim periods. Previously, the company used a standard costing method, which allocates those costs evenly throughout the year based on volume. The company has now adopted an actual costing method, which recognizes costs as incurred. The accounting change has no effect on total-year costs or results, and it has been approved by our auditors Ernst & Young as a preferred method.

     Under the former accounting policy, $18 million of costs incurred in the 2002 first quarter were deferred as of March 31, 2002 and fully expensed by year-end. Had the new policy been in effect last year, the company’s net loss for the first quarter of 2002 would have increased by $18 million to $416 million, or $5.31 per share, on a pro forma basis. To assist investors in comparing year-to-year quarterly results, the company is providing supplemental information in Exhibit B to show 2002 quarterly earnings on a pro forma basis as if the new accounting policy had been in effect throughout 2002.

SEGMENT RESULTS

Fresh Produce

     Fresh Produce operating income was $37 million in the first quarter, compared to $22 million last year on a pro forma basis after adjusting for the cost accounting change. (Historical fresh produce operating income for the first quarter of 2002, before the accounting change, was $40 million.)

The improvement in 2003 operating results was primarily due to:

•	$32 million benefit from favorable European exchange rates;

•	$7 million from reduced logistics, advertising, and personnel expenses;

•	$3 million benefit from increased banana prices in North America; and

•	$10 million in lower depreciation expense, as a result of reductions in asset carrying values made upon the company’s emergence from financial restructuring in 2002.

These favorable items were partially offset by:

•	$20 million adverse effect from lower local pricing in Europe;

•	$11 million of higher costs associated with purchased fruit, fuel and paper; and

•	$6 million in restructuring costs and severance associated with Atlanta AG and company cost reduction programs.

     Local banana prices in the company’s core European markets (EU-15 countries, Norway and Switzerland) fell 9 percent from strong prices in the first quarter of 2002. On a U.S. dollar-denominated basis, core Europe banana prices increased 11 percent. Banana volume sold by the company in core Europe rose 3 percent on increased sales of fruit marketed under Chiquita’s second, non-premium label. The lower local European prices in 2003 resulted from several factors, including the stronger euro, an increase in volume of second label fruit and a sharp decline in prices in the United Kingdom that began in the second quarter of 2002.

     North American banana prices rose 3 percent in the first quarter 2003 from a year ago. The volume of bananas the company sold in North America fell 5 percent from the year-ago quarter, because of the flood in Costa Rica in December and the company’s decision to sell less fruit on the volatile spot market.

     Local banana prices in Asia, where the company currently has a small presence, fell 18 percent from strong 2002 levels. The volume of bananas the company sold there rose 7 percent.

     On March 27, 2003, Chiquita purchased the remaining equity interests of Atlanta AG, which had $1.3 billion of net sales in 2002. Atlanta’s first quarter 2003 net loss of $4 million, primarily related to severance costs and asset write-downs, was included in Chiquita’s cost of sales because Atlanta was an investment accounted for under the equity method prior to the March 27 acquisition. For the first quarter of 2002, Atlanta’s net income was breakeven. Restructuring at Atlanta continues, and the company anticipates there may be additional charges related to the restructuring this year.

     Starting with the second quarter 2003, as a wholly owned subsidiary, Atlanta’s results will be fully consolidated in Chiquita’s financial statements, increasing revenue significantly.

Processed Foods

     As noted above, the company has agreed to sell its vegetable canning business, which comprised more than 90 percent of net sales in the Processed Foods segment. The vegetable canning business is reported as a discontinued operation in the accompanying financial statements. Remaining operations in the Processed Foods segment consist of processed fruit ingredient products, which are produced in Latin America and sold in North America, Europe and the Far East, and other consumer products, primarily edible oils sold through a joint venture in Honduras. First quarter 2003 net sales for these remaining operations were $10 million, up from $8 million in 2002. Operating income was approximately $1 million in the first quarter of both years.

ARMUELLES DIVISION

     As announced earlier this week, the company signed an agreement to sell the assets of its Puerto Armuelles Fruit Co. (PAFCO) for approximately $20 million to a worker cooperative led by members of the Armuelles banana workers’ union. PAFCO will use all of the funds to pay workers’ severance and cover certain other liabilities. The agreement includes a 10-year contract to supply Chiquita with fruit at market prices. The company expects the transaction to close in the second quarter.

COST REDUCTIONS

     As previously reported, during the fourth quarter of 2002 Chiquita initiated a series of global performance-improvement programs to reduce costs over three years. The company anticipated that its gross cost reductions would be partially offset by implementation expenses and possible cost increases affecting the industry. The original target to reduce gross costs by $150 million on an annual basis by the end of 2005 included improvements in Chiquita Processed Foods, the company’s vegetable canning business, which is now being sold. The new 2005 targets, adjusted to exclude the canning business, are $110 million in gross cost reductions and $70 million in net cost reductions, after potential industry offsets and before implementation costs. The original and new annual targets are presented in Exhibit C.

     For 2003, the company expects to have gross cost reductions of $40 million. As of March 31, the company had already taken actions to reduce gross costs by $25 million in 2003. The sale of the Armuelles division will result in a reduction in cost of approximately $8 million for the remainder of the year. As previously announced, the company expects its 2003 gross cost reductions to be offset by approximately $25 million of increased costs for purchased fruit, fuel and paper. Most of this increased cost is expected to occur in the first half of the year. In addition, Chiquita expects implementation expenses, such as severance, to be approximately $10 million to $15 million.

ASSET SALES

     In September 2002, the company set a goal to divest $100-150 million of non-core assets by the end of 2005. By March 31, 2003, Chiquita had sold assets for proceeds totaling $106 million, including the assumption of $24 million in debt by the acquirers. The sale of CPF will bring in an additional $110 million of cash and approximately 968,000 shares of Seneca preferred stock convertible into an equal number of Seneca series A common stock, worth about $17 million, based on Seneca’s April 30, 2003 closing price. Seneca will also assume CPF debt, which stood at $88 million at March 31, 2003. CPF’s debt is included in liabilities of discontinued operations on Chiquita’s balance sheet at March 31, 2003. The company expects to close the transaction during the second quarter.

DEBT

     In September 2002, the company set a goal of reducing total debt to $400 million by the end of 2005. On a quarterly basis, the company’s debt fluctuates because of seasonal capital needs. The company’s total debt, including CPF, rose to $619 million at March 31, 2003 from $517 million at Dec. 31, 2002.

      The increase, which is set forth in Exhibit D, results primarily from:

•	a new $65 million term loan to repay Atlanta’s lenders;

•	a $14 million purchase in January 2003 of a ship previously under operating lease; and

•	the normal increase in the working capital needs of the company and its canning operations during the high season.

The completion of the sale of the company’s canning business and expected operating cash flow in 2003 will provide Chiquita with the ability to reduce total debt to $400 million or less by year end.

CONFERENCE CALL

     The company conference call to discuss first quarter 2003 results will begin at 4:45 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-818-5264 in the United States and Canada and +913-981-4910 from other locations. A webcast audio replay of the call will also be available at www.chiquita.com.

*****

     Chiquita Brands International is a leading international marketer, producer and distributor of high-quality fresh and processed foods. The company’s Chiquita Fresh Group is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. The company also distributes and markets a variety of other fresh fruits and vegetables. In addition, Chiquita Processed Foods is the largest processor of private-label canned vegetables in the United States. The company has entered into a definitive agreement to sell CPF to Seneca Foods Corp. For more information, visit the company’s web site at www.chiquita.com.

     This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the impact of changes in the European Union banana import regime expected to occur in connection with the anticipated enlargement of the E.U. in 2004 and the anticipated conversion to a tariff-only regime in 2006; prices for Chiquita products; availability and costs of products and raw materials; currency exchange rate fluctuations; natural disasters and unusual weather conditions; operating efficiencies; labor relations; the continuing availability of financing; the company’s ability to realize its announced cost-reduction goals; actions of U.S. and foreign governmental bodies including in relation to, and the potential impact of political instability and terrorist activities on, the company where it has international operations; and other market and competitive conditions. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on the factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Investors:	Monique Wise, 513-784-6366, mwise@chiquita.com

News media:	Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

# # #

INCOME STATEMENT

CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

On March 19, 2002, Chiquita completed its financial restructuring when its Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code became effective. For financial reporting purposes, the company used an effective date of March 31, 2002. References to “Predecessor Company” in the following table refer to the company prior to March 31, 2002. References to “Reorganized Company” refer to the company on or after March 31, 2002, after giving effect to the issuance of new securities in accordance with the Plan and implementation of fresh start accounting.

	Reorganized	Predecessor
	Company	Company

			Pro Forma* for
		Historical	Accounting Change

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2003	March 31, 2002	March 31, 2002

Net sales	$471.3	$446.2	$446.2

Operating expenses

Cost of sales	381.5	346.5	364.5

Selling, general and administrative	45.0	42.2	42.2

Depreciation	7.1	16.9	16.9

	433.6	405.6	423.6

Operating income	37.7	40.6	22.6

Interest income	0.4	0.6	0.6

Interest expense	(9.6)	(7.6)	(7.6)

Financial restructuring items	—	(222.3)	(222.3)

Income (loss) from continuing operations before income taxes and cumulative effect of a change in method of accounting	28.5	(188.7)	(206.7)

Income taxes	(2.0)	(1.0)	(1.0)

Income (loss) from continuing operations before cumulative effect of a change in method of accounting	26.5	(189.7)	(207.7)

Discontinued operations:

Loss from operations	(3.5)	(0.1)	(0.1)

Financial restructuring items	—	(63.5)	(63.5)

Gain on disposal	1.9	—	—

Income (loss) before cumulative effect of a change in method of accounting	24.9	(253.3)	(271.3)

Cumulative effect of a change in method of accounting	—	(144.5)	(144.5)

Net income (loss)	$24.9	$(397.8)	$(415.8)

Diluted earnings per share**

Continuing operations	$0.66	$(2.42)	$(2.65)

Discontinued operations	(0.04)	(0.81)	(0.81)

Cumulative effect of a change in method of accounting***	—	(1.85)	(1.85)

Net income (loss)	$0.62	$(5.08)	$(5.31)

Shares used to calculate diluted earnings per share	40.0	78.3	78.3

*	In the first quarter of 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocates costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $18 million of costs incurred in the 2002 first quarter were deferred as of March 31, 2002 and fully expensed by year-end. The accounting change has no effect on total-year costs or results.

**	Earnings per share calculations for the quarter ended March 31, 2002, are based on shares of old common stock outstanding prior to the company’s emergence from Chapter 11 proceedings on March 19, 2002. Upon emergence, these shares were canceled, and the company issued 40.0 million new common shares.

***	Represents the effect of a change in accounting for goodwill under SFAS 142 that was adopted in the first quarter of 2002.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing fruits and resulting lower banana prices.

SUPPLEMENTAL DATA

Exhibit A:

RECONCILIATION OF
OPERATING INCOME TO EBITDA
(Unaudited – in millions)

	Reorganized	Predecessor
	Company	Company

			Pro Forma for
		Historical	Accounting Change

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2003	March 31, 2002	March 31, 2002

Operating income	$37.7	$40.6	$22.6

Depreciation	7.1	16.9	16.9

EBITDA	$44.8	$57.5	$39.5

Exhibit B:

PRO FORMA EFFECT OF CHANGE IN METHOD OF COST ACCOUNTING ON
2002 OPERATING INCOME FROM CONTINUING OPERATIONS
(Unaudited – in millions)

	2002	Effect of	2002 Pro Forma
	Operating Income	Accounting Change	Operating Income

First Quarter	$40.6	$(18.0)	$22.6

Second Quarter	57.4	(2.9)	54.5

Third Quarter	(2.7)	4.3	1.6

Fourth Quarter	(29.5)	16.6	(12.9)

TOTAL	$65.8	$0.0	$65.8

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.
COST REDUCTION PROGRAM
(Unaudited – in millions)

This table lays out cost reduction targets for 2003 through 2005. The reductions result from programs to improve farm productivity, reduce global purchasing costs and reduce overhead throughout the company. The initial goals were set in the plan presented to investors in September 2002. These goals, which are shown on the top line of the following table, included Chiquita Processed Foods (CPF) which is being sold. Hence the next two lines show the impact on our targets of taking out CPF.

Industry offsets include increased prices for purchased goods and services and events beyond the company’s control, such as floods and storms. These offsets can rise or fall from year to year. In 2003, we currently expect offsets of $25 million from higher costs for purchased fruit, fuel and paper. Industry offsets for 2004 and 2005 remain to be determined because the variables depend on factors beyond the company’s control.

Implementation costs include severance, facility closings, relocation, minor systems changes and other actions necessary to implement the improvement programs. These costs are one-time events. Estimates have been made for each year of the program.

The numbers on the chart show the impact of the improvement programs in that year, compared to our base year 2002. Since the cost reductions carry over from one year to the next, the total reduction builds over the three year period.

	Year

	2003	2004		2005

Gross cost reductions, Sept. 2002 plan	$45		$90		$150

Less Chiquita Processed Foods (CPF)	(5)		(25)		(40)

Gross cost reductions, excluding CPF	40		65		110

Potential industry offsets	(25)		TBD		TBD

Net cost reductions from programs	$15	$	TBD	$	TBD *

Implementation costs	(10-15)		(10-15)		(5-10)

*	The company has set a net cost reduction target before implementation costs of $70 million for 2005.

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.
DEBT SCHEDULE
(Unaudited – in millions)

	Dec. 31,			March 31,
	2002	Additions	Payments	2003

Parent Company

10.56% Senior Notes	$250.0	$—	$—	$250.0

Subsidiaries

CBI facility

Revolver	—	11.0	—	11.0

Term loan	64.3	—	(14.2)	50.1

New term loan for Atlanta	—	65.0	—	65.0

Shipping	109.9	14.0	(3.6)	120.3

Other	12.3	22.1	(0.3)	34.1

Total debt, excluding CPF *	436.5	112.1	(18.1)	530.5

CPF – discontinued operation	81.0	7.3	—	88.3

Total debt, including CPF	$517.5	$119.4	$(18.1)	$618.8

*	On Chiquita’s balance sheet as of March 31, 2003, CPF’s $88 million debt is included in the liabilities of discontinued operations. This is the way the balance sheet will appear in Chiquita’s Form 10-Q filing.

Exhibit E:

CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS
(Unaudited – in millions, except for percentages and exchange rates)

	Quarter	Quarter	Percent Change		Quarter Ended	Percent Change
	Ended	Ended	Favorable		March 31, 2002	Favorable
	March 31,	March 31,	(Unfavorable)		Pro Forma for	(Unfavorable)
	2003	2002	vs Historical 2002		Accounting Change	vs Pro Forma 2002

Net sales by segment

Fresh Produce	$461.7	$438.1	5.4%		$438.1	5.4%

Processed Foods	9.6	8.1	18.5%		8.1	18.5%

Segment operating income

Fresh Produce	$36.7	$39.8	(7.8%)		$21.8	68.3%

Processed Foods	1.0	0.8	25.0%		0.8	25.0%

Total operating income	37.7	40.6	(7.1%)		22.6	66.8%

Operating margins by segment

Fresh Produce	7.9%	9.1%	(1.2	) pts	5.0%	2.9	pts

Processed Foods	10.4%	9.9%	0.5	pts	9.9%	0.5	pts

SG&A as a percent of sales	9.5%	9.5%	0.0	pts	9.5%	0.0	pts

Banana sales volume (40-pound boxes)

European Core Markets	12.4	12.1	2.5%		12.1	2.5%

Central and Eastern Europe and Mediterranean countries	3.2	3.8	(15.8%)		3.8	(15.8%)

North America	13.2	13.9	(5.0%)		13.9	(5.0%)

Asia Pacific (joint venture)	2.9	2.7	7.4%		2.7	7.4%

Total	31.7	32.5	(2.5%)		32.5	(2.5%)

Euro average exchange rate, actual (dollars per euro)	1.07	0.88	21.6%		0.88	21.6%

Euro average exchange rate, hedged (dollars per euro)	1.01	0.86	17.4%		0.86	17.4%